EXHIBIT 99.3

S&W Seed Company to Conduct Conference
Call to Discuss Recent Acquisition on
Thursday, January 8, 2015

Conference call to be conducted at 4:30 pm ET

For Immediate Release

Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - January 5, 2015 - S&W Seed Company (Nasdaq: SANW) has scheduled a conference call to discuss the Company's recent acquisition of DuPont Pioneer's alfalfa research and production assets on Thursday, January 8, 2015, at 4:30 pm ET.

Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://swseedco.com/investors/.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #010815. A webcast replay will be available in the Investor Relations section of the Company's website at http://swseedco.com/investors/ for 30 days.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The Company's vision is to be the world's preferred proprietary seed company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia, and three provinces in Canada, and sells its seed products in more than 25 countries around the globe.  Additionally, the company is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and in other filings made by the Company with the Securities and Exchange Commission.